Exhibit 10.4

INCOME TAX RECEIVABLE AGREEMENT

dated as of

February 10, 2010

Table of Contents

		Page
	ARTICLE I
	DEFINITIONS

Section 1.01.	Definitions	2

	ARTICLE II
	DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01.	Basis Adjustment	9
Section 2.02.	Basis Adjustment Schedule	9
Section 2.03.	Tax Benefit Schedule	9
Section 2.04.	Procedures, Amendments	10
Section 2.05.	Section 754 Election	10

	ARTICLE III
	TAX BENEFIT PAYMENTS

Section 3.01.	Payments	11
Section 3.02.	No Duplicative Payments	11
Section 3.03.	Coordination of Benefits With Other Tax Receivable Agreement.	11

	ARTICLE IV
	TERMINATION

Section 4.01.	Early Termination and Breach of Agreement	12
Section 4.02.	Early Termination Notice	13
Section 4.03.	Payment upon Early Termination	13

	ARTICLE V
	LATE PAYMENTS

Section 5.01.	Late Payments by the Corporation	14

	ARTICLE VI
	NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01.	Participation in the Corporation and Partnership Tax Matters	14
Section 6.02.	Consistency	14
Section 6.03.	Cooperation	15

	ARTICLE VII
	MISCELLANEOUS

Section 7.01.	Notices	15

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ii

This INCOME TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of February 10, 2010, is hereby entered into by and among Graham Packaging Company Inc., a Delaware corporation (the “Corporation, formerly known as BMP/Graham Holdings Corporation) and GPC Holdings, L.P, a Pennsylvania limited partnership (“GPC L.P.”) (on behalf of the Graham Family Entities (as defined below)).

RECITALS

WHEREAS, the Graham Family Entities hold limited partnership interests in Graham Packaging Holdings Company, a Pennsylvania limited partnership (the “Partnership”), which is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, in connection with the Reorganization Transactions (as defined below) and the IPO (as defined below), the Corporation and the Graham Family Entities will enter into an exchange agreement under which the Graham Family Entities will have the right to exchange their Partnership Interests (as defined below) for shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), on a one-for-one basis, subject to customary adjustments;

WHEREAS, the Partnership and each of its direct and indirect subsidiaries that are classified as partnerships for U.S. federal income tax purposes, if any, will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which such an exchange will occur, which election is intended to result in an adjustment to the tax basis of the assets owned by the Partnership and each of its direct and indirect non-corporate subsidiaries at the time of an exchange of Partnership Interests for the Common Stock or any other acquisition by the Corporation or its successor (or any entity that is a member of the Corporation’s (or its successor’s) affiliated or consolidated group) of Partnership Interests for cash or otherwise, (an “Exchange”) (each such time, an “Exchange Date”) (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Original Assets”) by reason of such Exchange, or the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of (i) the Partnership with respect to the Corporation may be affected by the Basis Adjustment (as defined below) and (ii) the Corporation may be affected by the Imputed Interest (as defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest (each as defined below) on the reported liability for Taxes of the Corporation;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means (i) Deloitte & Touche LLP or (ii) any other law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) is agreed to by the Corporation and GPC L.P.

“Advisory Firm Report” shall mean (a) an attestation report from the Advisory Firm expressing an opinion on management’s assertion as to whether the Tax Benefit Schedule has been prepared, in all material respects, in accordance with the Agreement, or (b) another type of report or letter from the Advisory Firm related to whether the information in the Tax Benefit Schedule, Early Termination Schedule and/or the Basis Adjustment Schedule has been prepared in a manner consistent with the terms of the Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Basis Adjustment” means the adjustment to the tax basis of an Original Asset under Section 732 of the Code (in situations where, as a result of one or more Exchanges, the Partnership becomes an entity that is disregarded as separate from its owner for tax purposes) or Sections 743(b) and 754 of the Code (in situations where, following an Exchange, the Partnership remains in existence as an entity for tax purposes) and, in each case, comparable sections of state, local and foreign tax laws (as calculated under Section 2.01 of this Agreement) as a result of an Exchange or the payments made pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Partnership Interests shall be determined without regard to any Pre-Exchange Transfer of such Partnership Interest, and as if any such Pre-Exchange Transfer had not occurred. Immediately after any Section 732 Event, “Basis Adjustment” includes a portion of the tax basis of an Original Asset equal to the Basis Adjustment attributable to such Original Asset immediately prior to such Section 732 Event, and also includes, for this purpose, any adjustment in the basis of an asset pursuant to Section 1012 of the Code and Revenue Ruling 99-6, 1999-1 C.B. 432, due to an Exchange that causes the Partnership to become an entity that is disregarded as separate from its owner for tax purposes; for the avoidance of doubt, any such asset shall be considered an Original Asset.

“Basis Adjustment Schedule” is defined in Section 2.02 of this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporation.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means:

(i) a merger, reorganization, consolidation or similar form of business transaction directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equities of the Corporation resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Corporation and all or substantially all of the Corporation’s assets) is held by the existing Corporation equityholders (determined immediately prior to such transaction and related transactions); or

(ii) a transaction in which the Corporation, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or

(iii) a transaction in which there is an acquisition of control of the Corporation by a Person or group of Persons (other than the Existing Stockholders (as defined in the Existing Stockholders Tax Receivable Agreement) and their Affiliates). The term “control” shall mean the possession, directly or indirectly, of the power to either (i) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute control for the purpose of this definition); or;

(iv) a transaction in which individuals who constitute the Board of Directors of the Corporation (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors of the Corporation, provided that any person becoming a director subsequent to the effective date of this Agreement, whose election or nomination for election is either (A) contemplated by a written agreement among equityholders of the Corporation on the effective date of this Agreement or (B) was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

(v) the liquidation or dissolution of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” is defined in the preamble of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Compensated Basis Adjustments” means, for a Taxable Year, (i) the total amount of depreciation, amortization and adjustments to gain or loss on disposition of assets in such Taxable Year that is attributable to Basis Adjustments and is utilized in determining the Realized Tax Benefit under this Agreement or (ii) if Section 3.03 applies for such Taxable Year, then such total amount multiplied by the fraction that is described in Section 3.03.

“Corporation” is defined in the preamble of this Agreement.

“Corporation Return” means the federal Tax Return and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporation filed with respect to Taxes of any Taxable Year.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Exchange” is defined in the preamble of this Agreement.

“Exchange Date” is defined in the preamble of this Agreement.

“Existing Stockholders Tax Receivable Agreement” means the Income Tax Receivable Agreement dated as of February 10, 2010, by and among the Corporation and Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership.

“Expert” is defined in Section 7.09 of this Agreement.

“General Partner” means BCP/Graham Holdings L.L.C., a Delaware limited liability company.

“Graham Family Entities” means GPC L.P. and Graham Packaging Corporation, a Pennsylvania corporation.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to the Corporation’s payment obligations under this Agreement.

“Interest Amount” is defined in Section 3.01(b) of this Agreement.

“IPO” shall mean the initial public offering of Common Stock of the Corporation pursuant to the Registration Statement

“IRS” means the United States Internal Revenue Service.

“ITR Payment” means any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Graham Family Entities under this Agreement.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Market Value” shall mean the closing price of the Common Stock on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Common Stock is then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Common Stock on the last trading day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Common Stock is then traded or listed, as reported by the Wall Street Journal; provided further, that if the Common Stock is not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for the Partnership Interests, or the fair market value of the other property delivered for the Partnership Interests, as determined by the Board of Directors of the Corporation in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.02 of this Agreement.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if (i) no Basis Adjustment had been made or, immediately after any Section 732 Event, the tax basis that such asset would have had if the Basis Adjustment were not included in such asset’s tax basis, and (ii) there were no asset basis adjustments that are the subject of the Existing Stockholders Tax Receivable Agreement.

“Non-Stepped Up Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but (i) using the Non-Stepped Up Tax Basis instead of the tax basis of the Original Assets, (ii) assuming the Corporation does not have any Pre-IPO NOLs (as such term is defined in the Existing Stockholders Tax Receivable Agreement) that are the subject of the Existing Stockholders Tax Receivable Agreement and (iii) excluding any deduction attributable to Imputed Interest under the Tax Receivable Agreements. If all or a portion of the liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of such Taxable Year, such liability shall not be included in determining the Non-Stepped Up Tax Liability unless and until there has been a Determination.

“Objection Notice” has the meaning set forth in Section 2.04(a) of this Agreement.

“Original Assets” is defined in the preamble of this Agreement.

“Overall Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped Up Tax Liability over the actual liability for Taxes of the Corporation for such Taxable Year. If all or a portion of the actual liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Partnership” is defined in the preamble of this Agreement.

“Partnership Agreement” means the Sixth Amended and Restated Limited Partnership Agreement of the Partnership, dated as of February 10, 2010.

“Partnership Interests” means the interests in the Partnership (or its predecessor) owned by the Graham Family Entities immediately prior to the Reorganization Transactions and the IPO.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Partnership Interests (i) that occurs prior to an Exchange of such Partnership Interests, and (ii) to which Section 743(b) applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped Up Tax Liability over the actual liability for Taxes of the Corporation for such Taxable Year as modified by assuming (i) that the Corporation could use all Uncompensated Basis Adjustments for such Taxable Year and (ii) that the Corporation does not have any Pre-IPO NOLs (as such term is defined in the Existing Stockholders Tax Receivable Agreement) or asset basis adjustments that are the subject of the Existing Stockholders Tax Receivable Agreement. If all or a portion of the actual liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.09(a) of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Registration Statement” means the registration statement on Form S-1, as amended (File No. 333-163956) of the Corporation.

“Reorganization Transactions” shall mean generally those transactions described in the Registration Statement and any other transactions ancillary to such transactions to effect the post-IPO organizational structure of the Corporation and its Subsidiaries.

“Schedule” means any Basis Adjustment Schedule, Tax Benefit Schedule and any Early Termination Schedule.

“Section 732 Event” is defined in Section 2.01(b) of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.

“Tax Receivable Agreements” shall mean this Agreement and the Existing Stockholders Tax Receivable Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the date hereof.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Uncompensated Basis Adjustments” means, for a Taxable Year, the excess, if any, of (x) the total amount of depreciation, amortization and adjustments to gain or loss on disposition of assets for all prior Taxable Years that is attributable to Basis Adjustments over (y) the sum of all Compensated Basis Adjustments for all prior Taxable Years.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Corporation will generate an amount of taxable income in accordance with management’s preexisting projections (or, in the absence of such projections, as projected in good faith by management in a manner consistent with their projections for other purposes), (ii) any deductions relating to the Basis Adjustments and the Imputed Interest for such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on the Early Termination Date, (iii) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (iv) if an Early Termination is effected prior to an Exchange of all Partnership Interests, the Basis Adjustment shall be calculated as if the Exchange of any remaining Partnership Interests occurred on the Early Termination Date. For the purposes of clause (i) of this definition, the taxable income projections made by the management of the Corporation shall be subject to the Reconciliation Procedures. Such assumptions shall relate only to the projected income and loss of the Corporation (extending the same beyond the years of projection, as applicable, at the same imputed growth rate), and shall include only the utilization of tax attributes subject to the Tax Receivable Agreements and not any anticipated future attributes that might result from acquisitions, dispositions, recapitalizations or refinancings. For the avoidance of doubt, in the event of a Change of Control, such assumptions shall not take into account any changes in the Corporation’s stand alone tax position that might result from the transaction giving rise to the Change of Control.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01. Basis Adjustment. The Corporation, on the one hand, and the Graham Family Entities (through GPC L.P.), on the other hand, acknowledge that, as a result of:

(a) an Exchange and pursuant to applicable law, with respect to the Corporation, the basis in the Original Assets shall be adjusted as determined under Sections 743 and 754 of the Code and the Treasury Regulations thereunder; and

(b) an actual or deemed liquidation of the Partnership or other transaction pursuant to which the tax basis of Original Assets is determined in whole or in part pursuant to Section 732 of the Code (a “Section 732 Event”), the tax basis of such Original Assets shall be adjusted to equal the distributee’s tax basis in the applicable interest in the Partnership.

The Corporation, on the one hand, and the Graham Family Entities (through GPC L.P.), on the other hand, hereby agree to treat any payments made under this Agreement as additional consideration for the applicable exchanged Partnership Interests. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.02. Basis Adjustment Schedule. Within ninety (90) calendar days after the end of the Taxable Year in which a Section 732 Event or Exchange occurs, and in any event at least ninety calendar days prior to the filing of the U.S. federal income tax return of the Corporation for each Taxable Year in which any such Section 732 Event or Exchange has been effected, the Corporation shall deliver to GPC L.P a schedule that shows, in reasonable detail, the information required under Sections 732, 743(b) and 755 of the Code, and the Treasury Regulations thereunder, to calculate the Basis Adjustment with respect to such Section 732 Event or Exchange, including without limitation, (i) the Corporation’s proportionate share of the actual unadjusted tax basis of the Original Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to each class of the Original Assets as a result of any Section 732 Event and each Exchanges effected in such Taxable Year, (iii) the period or periods, if any, over which the Original Assets are amortizable and/or depreciable, and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (the “Basis Adjustment Schedule”). Concurrently the Corporation shall also deliver to GPC L.P. all supporting information (including work papers and valuation reports, if any) reasonably necessary to support the calculation of the Basis Adjustment with respect to such Section 732 Event or Exchange.

Section 2.03. Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income tax return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit (or as soon as practicable thereafter), the Corporation shall provide to GPC L.P. a schedule showing, in reasonable detail, (i) the calculation of the Realized

Tax Benefit for such Taxable Year, (ii) the calculation of any payment to be made to the Graham Family Entities pursuant to Article III with respect to such Taxable Year (collectively a “Tax Benefit Schedule”). Concurrently the Corporation shall also provide to GPC L.P all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment. The Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(a)).

Section 2.04. Procedures, Amendments.

(a) Procedure. Every time the Corporation delivers to GPC L.P. an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to GPC L.P. schedules, valuation reports, if any, and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Report related to such Schedule and (y) allow GPC L.P. reasonable access at no cost to the appropriate representatives at each of the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless GPC L.P., within thirty calendar days after receiving any Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in any notice within thirty calendar days of receipt by the Corporation of such notice, the Corporation and GPC L.P. shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to GPC L.P., (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Basis Adjustment Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. The Corporation shall provide any Amended Schedule to GPC L.P. within thirty calendar days of the occurrence of an event referred to in clauses (i) through (vi) of the preceding sentence, and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.04(a).

Section 2.05 Section 754 Election. The Corporation will have in effect an election under Section 754 of the Code for each Taxable Year during which an Exchange Occurs and this Agreement remains in effect.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01. Payments.

(a) Timing of Payments. Within five Business Days of a Tax Benefit Schedule delivered to GPC L.P. becoming final in accordance with Section 2.04(a), the Corporation shall pay to the Graham Family Entities for such Taxable Year an aggregate amount equal to the Tax Benefit Payment determined pursuant to Section 3.01(b), subject to reduction pursuant to Section 3.03. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Graham Family Entities previously designated by the Graham Family Entities to the Corporation or as otherwise agreed by the Corporation and the Graham Family Entities. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to 85% of the sum of the Net Tax Benefit and the Interest Amount (as defined below). The “Net Tax Benefit” shall equal: (i) the Corporation’s Realized Tax Benefit, if any, for a Taxable Year plus (ii) the amount of the excess of the Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit reflected on the Tax Benefit Schedule for such previous Taxable Year, minus (iii) the excess of the Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit reflected on the Amended Tax Benefit Schedule for such previous Taxable Year; provided, however, that to the extent of the amounts described in 3.01(b)(ii) and (iii) were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year; provided, further, for the avoidance of doubt, that the Graham Family Entities shall not be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the Taxable Year for which the Net Tax Benefit is being measured until the Payment Date.

Section 3.02. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 85% of the Corporation’s Realized Tax Benefit and Interest Amount be paid to the Graham Family Entities pursuant to this Agreement, and that with respect to any Taxable Year, the Corporation will not make payments pursuant to the Tax Receivable Agreements exceeding 85% of the Overall Realized Tax Benefit. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

Section 3.03. Coordination of Benefits With Other Tax Receivable Agreement.

In the event that payments are due from the Corporation in any Taxable Year with respect to this Agreement and the Existing Stockholders Tax Receivable Agreement, and the amount due under this Agreement plus the amount due under the Existing Stockholders Tax Receivable Agreement exceeds 85% of the Overall Realized Tax Benefit to the Corporation for such Taxable Year, then the Tax Benefit Payments due (or deemed to be due) under each Tax Receivable Agreement for such Taxable Year shall be equal to 85% of the Overall Realized Tax Benefit for such Taxable Year multiplied by a fraction, the numerator of which is the amount that would be due under such Tax Receivable Agreement for such Taxable Year (without regard to Section 3.03 of either Tax Receivable Agreement), and the denominator of which is the sum of the amounts that would be due under both Tax Receivable Agreements for such Taxable Year (without regard to Section 3.03 of either Tax Receivable Agreement).

ARTICLE IV

TERMINATION

Section 4.01. Early Termination and Breach of Agreement.

(a) This Agreement shall terminate at the time that all Tax Benefit Payments have been made to the Graham Family Entities under this Agreement.

(b) Notwithstanding Section 4.01(a), the Corporation may terminate this Agreement with respect to all of the Partnership Interests held (or previously held and exchanged) by the Graham Family Entities or any transferee by paying to the Graham Family Entities the Early Termination Payment; provided that the Corporation shall not so elect to terminate this Agreement by paying the Early Termination Payment unless the Corporation contemporaneously elects to terminate the Existing Stockholders Tax Receivable Agreement pursuant to Section 4.01 thereto. Upon payment of the Early Termination Payments by the Corporation, neither the Graham Family Entities nor the Corporation shall have any further payment obligations under this Agreement, other than any (i) Tax Benefit Payment agreed to by the Corporation and the Graham Family Entities as due and payable but unpaid as of the Early Termination Notice or (ii) Tax Benefit Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that the amount described in this clause (ii) is included in the Early Termination Payment). If an Exchange or Section 732 Event occurs after the Corporation exercises its termination rights under this Section 4.01(a), the Corporation shall have no obligations under this Agreement with respect to such Exchange or Section 732 Event.

(c) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to Article IV as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporation and the Graham Family Entities as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Graham Family Entities shall be entitled to elect to receive the amounts set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within six months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within six months of the date such payment is due, provided that in the event that payment is not made within six months of the date such payment is due, the Graham Family Entities shall be required to give written notice to the Corporation that the Corporation has breached its material obligations and so long as such payment is made within five Business Days of the delivery of such notice to the Corporation, the Corporation shall no longer be deemed to be in material breach of its obligations under this Agreement.

(d) Change of Control. In the event of a Change of Control, then all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of a Change of Control, (2) any Tax Benefit Payment agreed to by the Corporation and the Graham Family Entities as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”.

Section 4.02. Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to GPC L.P. notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the information required pursuant to Section 2.02 and the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties unless GPC L.P., within thirty calendar days after receiving the Early Termination Schedule provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and GPC L.P. shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03. Payment upon Early Termination. (a) Within three Business Days after agreement between GPC L.P. and the Corporation of the Early Termination Schedule, the Corporation shall pay to the Graham Family Entities an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Graham Family Entities or as otherwise agreed by the Corporation and the Graham Family Entities.

(b) The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to the Graham Family Entities the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Graham Family Entities beginning from the Early Termination Date assuming the Valuation Assumptions are applied (and, for the avoidance of doubt, taking into account Section 3.03 for purposes of such computation). For purposes of calculating the present value pursuant to this Section 4.03(b) of all Tax Benefits Payments that would required to be paid, it shall be assumed that absent the Early Termination Notice all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Corporation Return with respect to Taxes for each Taxable Year. The computation of the Early Termination Payment is subject to the Reconciliation Procedures as described in Section 7.09(b) of this Agreement.

ARTICLE V

LATE PAYMENTS

Section 5.01. Late Payments by the Corporation. The amount of all or any portion of any ITR Payment not made to the Graham Family Entities when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such ITR Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01. Participation in the Corporation and Partnership Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and the Partnership, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Corporation act in good faith in connection with its control of any matter which is reasonably expected to affect the Graham Family Entities’ rights and obligations under this Agreement. Notwithstanding the foregoing, the Corporation shall notify GPC L.P. of, and keep GPC L.P. reasonably informed with respect to, the portion of any audit of the Corporation and the Partnership by a Taxing Authority the outcome of which is reasonably expected to affect the Graham Family Entities’ rights and obligations under this Agreement, and shall give GPC L.P. reasonable opportunity to provide information and participate in the applicable portion of such audit; provided, however, that the Corporation and the Partnership shall not be required to take any action that is inconsistent with any provision of the Partnership Agreement.

Section 6.02. Consistency. Except upon the written advice of an Advisory Firm, the Corporation and GPC L.P. agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement. Any dispute concerning such advice shall be subject to the terms of Section 7.09. In the event that an Advisory Firm is replaced with another firm acceptable to the Corporation and GPC L.P. pursuant to the definition of Advisory Firm, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those utilized by the previous Advisory Firm, unless otherwise required by law or the Corporation and GPC L.P. agree to the use of other procedures and methodologies.

Section 6.03. Cooperation. Each of the Corporation and the Graham Family Entities (through GPC L.P.) shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation, to:

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

(T) (717) 849-8500

Attention: Chief Financial Officer

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(F) (212) 455-2502

Attention: Wilson Neely

If to GPC L.P., to:

GPC Holdings, L.P.

1420 Sixth Avenue

York, Pennsylvania 17405

(F) (717) 846-6931

Attention: Paul L. Rudy, III

with a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP

One Logan Square, 18th & Cherry Streets

Philadelphia, Pennsylvania 19103-6996

(F) (215) 988-2757

Attention: Stephen D. D. Hamilton

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03. Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. The parties to this Agreement agree that (i) the Graham Family Entities are expressly made third party beneficiaries to this Agreement and (ii) the parties to the Existing Stockholders Tax Receivable Agreement are expressly made third party beneficiaries of the provisions of Section 3.03 and the first sentence of Section 4.01(b) of this Agreement. Other than as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06. Successors; Assignment; Amendments; Waivers. (a) GPC L.P. may not assign this Agreement to any person without the prior written consent of the Corporation; provided, however, (i) that, to the extent Partnership Interests are effectively transferred in accordance with the terms of the Partnership Agreement and any other agreements the Graham Family Entities may have entered into with the Corporation and/or the General Partner, the Graham Family Entities shall have the option to assign to the transferee of such Partnership Interests the Graham Family Entities’ rights under this Agreement with respect to such transferred Partnership Interests, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to become a “Graham Family Entity” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) that, once an Exchange has occurred, any and all payments that may become payable to the Graham Family Entities pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to be bound by all provisions of this Agreement and acknowledging specifically the last sentence of the next paragraph.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation, on behalf of itself and the Partnership, and by the Graham Family Entities (through GPC L.P.), and, in the case of Section 3.03, the first sentence of Section 4.01(b), the third sentence of Section 7.03 and this Section 7.06(b), by the parties to the Existing Stockholders Tax Receivable Agreement. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08. Resolution of Disputes.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in Pennsylvania in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), the Graham Family Entities (through GPC L.P.) (i) expressly consent to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, (ii) agree that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoint the Corporation as the Graham Family Entities’ agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise GPC L.P. of any such service of process, shall be deemed in every respect effective service of process upon the Graham Family Entities in any such action or proceeding.

(c)(i) THE GRAHAM FAMILY ENTITIES (THROUGH GPC L.P.) HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF COURTS LOCATED IN HARRISBURG, PENNSYLVANIA FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c) (i) of this Section 7.08 and such parties agree not to plead or claim the same.

Section 7.09. Reconciliation.

(a) In the event that the Corporation and GPC L.P. are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation

Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or the Graham Family Entities or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Adjustment Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation; except as provided in the next sentence. Each of the Corporation and the Graham Family Entities shall bear their own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the Graham Family Entities and may be entered and enforced in any court having jurisdiction.

(b) Income Projections for Early Termination Payments. Notwithstanding the provisions of Section 7.09(a), solely with respect to disagreements regarding the computation of an Early Termination Payment that relates to the taxable income projections described in clause (i) of the definition of “Valuation Assumptions,” the Corporation and the Graham Family Entities (through GPC L.P.) shall each submit the Reconciliation Dispute for determination to an Expert in the area of valuation services. Based on the income projections of such Experts, if the higher of the resulting Early Termination Payment computations does not exceed 110% of the lower, then the Early Termination Payment shall be the average of such two amounts. If the higher of the Early Termination Payment computations is more than 110% of the lower, then the two Experts shall, within 20 days from such determination, select a third Expert and shall notify the Corporation and the Existing Holders of such selection. If the Early Termination Payment computed by the third Expert is equal to the average of the first two Early Termination Payment computations, then the Early Termination Payment shall be such average. If the third Early Termination Payment computation is higher than the average of the first two computations, then the Early Termination Payment shall be the average of such third computation and the higher of the first two computations; provided that if such average exceeds 110% of the higher of the first two computations, then the Early Termination Payment shall be 110% of the higher of the first two computations. If the third Early Termination Payment computation is lower than the average of the first two computations, then the Early Termination Payment shall be the average of such third computation and the lower of the first two computations; provided that if such average is less than 90% of the lower of the first two computations, then the Early Termination Payment shall be 90% of the lower of the first two computations.

Section 7.10. Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Graham Family Entities. The Corporation shall provide evidence of such payment to the Graham Family Entities (through GPC L.P.), to the extent that such evidence is available.

Section 7.11. Affiliated Corporations; Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of the Corporation’s affiliated or consolidated group transfers one or more assets to a corporation with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the Corporation’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.12. Confidentiality. (a) The Graham Family Entities (through GPC L.P.) and each of their assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired pursuant to this Agreement, of the Corporation or the Graham Family Entities. This clause 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of the Graham Family Entities in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the Graham Family Entities to prepare and file its Tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax returns. Notwithstanding anything to the contrary herein, the Graham Family Entities (and each employee, representative or other agent of the Graham Family Entities) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporation and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Graham Family Entities relating to such tax treatment and tax structure.

(b) If GPC L.P. or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13. Partnership Agreement. This Agreement shall be treated as part of the Partnership Agreement as described in Section 761(c) of the Code, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.14. Appointment of GPC L.P.

GPC L.P. is hereby appointed to act as the sole representative, agent and attorney-in-fact for the Graham Family Entities and their successors and assigns for all the purposes specified under this Agreement, and GPC L.P., by its signature below, agrees to serve in such capacity.

Section 7.15. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation and GPC L.P. have duly executed this Agreement as of the date first written above.

GRAHAM PACKAGING COMPANY INC.

By:	/s/ Chinh E. Chu
Name: Chinh E. Chu
Title: President and Assistant Secretary

GPC HOLDINGS, L.P.

By:	GPC Investments, LLC, its General Partner

By:	/s/ Paul L. Rudy, III
Name: Paul L. Rudy, III
Title: Vice President